Exhibit 5.1
ROBERT A. FREEDMAN	March 14, 2014	EMAIL RFREEDMAN@FENWICK.COM Direct Dial (650) 335-7292

Castlight Health, Inc.

Two Rincon Center

121 Spear Street, Suite 300

San Francisco, CA 94105

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Castlight Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 14, 2014 in connection with the registration under the Securities Act of 1933, as amended, of (i) an aggregate of 16,227,093 shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), subject to issuance by the Company upon the exercise or settlement of awards granted under the Company’s 2008 Stock Incentive Plan, as amended (the “2008 Plan”); and (ii) an aggregate of 38,426,502 shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock,” and together with Class A Common Stock described under clause (i) above, the “Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards granted under the 2008 Plan, (b) upon the exercise or settlement of awards granted or to be granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and (c) upon the exercise of purchase rights to be granted under the Company’s 2014 Employee Stock Purchase Plan (the “Purchase Plan”). The 2008 Plan, the 2014 Plan and the Purchase Plan are collectively referred to in this letter as the “Plans”. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on March 4, 2014 (the “Current Certificate”) and the Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the Company’s initial public offering (the “Post-Effective Restated Certificate”);

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on September 24, 2012 (the “Current Bylaws”) and the Restated Bylaws that the Company has adopted in connection with, and that will be effective upon, the consummation of the Company’s initial public offering (the “Post-Effective Bylaws”);

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(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Plans and related forms of agreements under the Plans;

(5)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(6)	minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) relating to the adoption, approval, authorization and/or ratification of (a) the Current Certificate, (b) the Post-Effective Restated Certificate, (c) the Current Bylaws, (d) the Post-Effective Bylaws, (e) the filing of the Registration Statement, and (f) the Plans, including the reservation of the Stock for sale and issuance pursuant to the Plans and the sale and issuance of the Stock pursuant to the Plans.

(7)	the stock records for the Company that the Company has provided to us (consisting of a list of stockholders and a list of option and warrant holders respecting the Company’s capital stock and of any rights to purchase capital stock that was prepared by the Company and dated March 14, 2014 verifying the number of such issued and outstanding securities);

(8)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware, dated of even date herewith, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(9)	a Management Certificate addressed to us, dated of even date herewith and executed by the Company, containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of

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the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and the existing Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company in the Opinion Certificate.

Based upon the foregoing, it is our opinion that:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The (i) aggregate of 16,227,093 shares of Class A Common Stock that may be issued and sold by the Company upon the exercise or settlement of awards granted under the 2008 Plan; and (ii) aggregate of 38,426,502 shares of Class B Common Stock that may be issued and sold by the Company (a) upon the exercise or settlement of awards granted under the 2008 Plan, (b) upon the exercise or settlement of awards granted or to be granted under the 2014 Plan and (c) upon the exercise of purchase rights to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of

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facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP